EXHIBIT 99.1
News Release

For Immediate Release	Contact: Steven E. Wilson
January 27, 2009	Chief Financial Officer
(800) 445-1347 ext. 8704
United Bankshares, Inc. Elects Not to Participate in
U.S. Treasury Capital Purchase Program
     WASHINGTON, D.C. and CHARLESTON, WV — United Bankshares, Inc. (NASDAQ: UBSI), announced today that it has decided not to participate in the U.S. Department of the Treasury’s (“Treasury”) Capital Purchase Program (“CPP”) under the Emergency Economic Stabilization Act of 2008. United disclosed last month that it had received preliminary approval to receive up to $197.28 million of capital from the CPP.
     “United is honored to have been approved for participation in the Treasury’s CPP, which is only available to sound financial institutions,” stated United Chairman and CEO Richard M. Adams. “However, after careful consideration, we believe it is in the best interests of our shareholders not to participate. The program’s restrictions on possible future dividend increases, the dilution to earnings, and the uncertainty surrounding future requirements of the program outweighed the benefits of United’s participation in the program.”
     “United currently maintains a capital level exceeding the regulatory requirements for a well-capitalized institution and is meeting the lending needs of our customers,” stated Adams. “Despite the economic difficulties over the past year, United’s loans grew approximately $220 million for the year of 2008.”
     United has consolidated assets of approximately $8.1 billion with 114 full service offices in West Virginia, Virginia, Maryland, Ohio and Washington, D.C. United Bankshares stock is traded on the NASDAQ Global Select Market under the quotation symbol “UBSI”.
This press release contains certain forward-looking statements, including certain plans, expectations, goals and projections, which are subject to numerous assumptions, risks and uncertainties. Actual results could differ materially from those contained in or implied by such statements for a variety of factors including: changes in economic conditions; movements in interest rates; competitive pressures on product pricing and services; success and timing of business strategies; the nature and extent of governmental actions and reforms; and rapidly changing technology and evolving banking industry standards.